Exhibit 10.1

SenesTech, inc.

3140 N. Caden Ct., Ste 1

Flagstaff, AZ 86004

May 16, 2019

Ken Siegel

Via Email

Re:       Employment Terms

Dear Ken:

SenesTech, inc. (the “Company”) is pleased to offer you employment in the position of Chief Executive Officer on the terms of this letter agreement (the “Agreement”). Your employment start date (“Start Date”) will be May 16, 2019.

1.          Duties and Responsibilities . As Chief Executive Officer, you will report to the Company’s Board of Directors (the “Board”). You will also serve as a member of the Board subject to the terms and conditions of the Company’s Bylaws. You will work at our facility located in Flagstaff, Arizona; provided that the Company acknowledges and agrees that you intend to commute from your Florida residence to and from Flagstaff. Subject to the terms of this Agreement, the Company may change your position, duties, and work location from time to time in its discretion. As a Company employee, you will be expected to abide by Company rules and policies as adopted from time to time, applicable to all officers of the Company.

2.          Salary. Your salary will be $275,000 per year initially, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (the “Base Salary”).

3.          Annual Bonus. Each year during your employment, you will be eligible to receive an annual incentive bonus with a target value equal to fifty percent (50%) of your Base Salary (each such bonus, an “Annual Bonus”). Whether you receive an Annual Bonus, and the actual amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based upon achievement of performance objectives to be mutually agreed upon between you and the Board (or duly authorized committee thereof) and other criteria to be determined by the Board. Each Annual Bonus shall be paid within thirty (30) days after the Board’s determination that an Annual Bonus shall be awarded and those determinations are generally made in the first quarter of the year following the applicable bonus year. You must be employed on the date that any Annual Bonus is paid in order to earn the Annual Bonus. Accordingly, if your employment ends for any reason before the Annual Bonus is paid, then you will not have earned, and will not receive, any portion of the Annual Bonus.

4.          Equity Grants. Subject to approval by the Board, at the first Board meeting following the Start Date, the Company will grant you an option to purchase 700,000 shares of the Company’s common stock (the “Option”). The Option shall vest over a three-year period, with 1/12th of the shares subject to the Option vesting each quarter subject to your continuous service. The Option shall be issued pursuant to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”), at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant, as provided in the Plan and consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code (the “Code”), and shall be governed in all respects by the terms of the Plan, the grant notices and the option agreements. In addition, after each full year of employment with the Company, subject to Board approval, you will receive an annual option grant (each, an “Additional Option”) valued at 35% of your Base Salary, subject to such vesting terms as determined by the Board in its discretion. The Option and Additional Options that are granted to you shall remain exercisable for five (5) years following the end of your continuous service with the Company.

5.          Benefits. During your employment, you will be eligible to participate in the standard benefits and vacation/paid time off plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. The Company and you will also enter into the Company’s standard form of Indemnification Agreement in the form attached as Exhibit A.

6.          Business and Travel Expenses.The Company will reimburse you for reasonable out-of-pocket expenses incurred in the performance of your duties for the Company, including travel to and from the east coast for commuting purposes, in accordance with the Company’s rules and policies, and subject to any applicable taxes and withholdings. In addition, the Company will reimburse you for the actual out-of-pocket attorneys’ fees and costs incurred by you in connection with the negotiation of this Agreement and the review of the other documents and agreements referenced herein, up to a maximum amount of $3,500, which reimbursement shall be payable within twenty (20) days after the execution and delivery of this Agreement.

7.          Confidentiality. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. In addition, as a condition of your employment, you are required to execute the Company’s standard form of Employee Confidential Information and Inventions Assignment Agreement.

8.          At-Will Employment. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

9.          Severance Benefits. If, at any time, the Company terminates your employment without Cause (as defined below), and other than as a result of your death or disability, or you resign for Good Reason (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then you shall be entitled to receive the following severance benefits (the “Severance Benefits”):

(a)          severance pay in the form of continuation of your base salary in effect on the effective date of termination for the first twelve (12) months after the date of such termination;

(b)          reimbursement by the Company of COBRA premiums in effect on the date of termination for the coverage in effect for you and, if applicable, your spouse and dependent children on such date under the Company’s group health plan(s) during the first twelve (12) months after the date of your termination (or, if shorter, until you are no longer entitled to COBRA continuation of coverage under the Company’s group health plan(s)), provided that you timely (and properly) elect COBRA continuation coverage under the Company’s group health plan(s) in accordance with Internal Revenue Code Section 4980B(f); and

(c)          vesting of the Option and any Additional Option shall be accelerated such that you will be deemed vested in those shares subject to the Option that would have vested in the twelve (12) month period following your Separation from Service had your employment not ended.

In addition, you shall receive (1) any accrued and unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the date of termination of your employment in accordance with the Company’s standard payroll practices; and (2) reimbursement for any unreimbursed business expenses properly incurred, subject to and paid in accordance with the Company’s expense reimbursement policy; and (3) such other employee benefits, if any, to which you may be entitled under the Company’s employee benefit plans as of the date of termination.

For purposes of this Agreement, “Cause” for the Company (or any acquirer or successor in interest thereto) to terminate your employment shall exist if any of the following occurs: (A) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (B) your commission or attempted commission of or participation in a fraud or intentional and material act of dishonesty or intentional and material misrepresentation made in connection with the performance of your duties to the Company; (C) your intentional, material violation of any written and fully executed contract or agreement between you and the Company, or your willful and material breach of any fiduciary duty you owe to the Company or willful violation of any material policy of the Company; or (D) your willful conduct that constitutes gross insubordination, incompetence or habitual neglect of duties (other than as a result of disability or death), provided, however, that the action or conduct described in clause (C) above and this clause (D) will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice describing in reasonable detail the facts and circumstances on which the Company relies in determining “Cause” exists and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure). The determination that a termination is for Cause shall be made by the Board in its sole, but good faith, discretion. For purposes of this paragraph, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall conclusively be presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

For purposes of this Agreement, “Good Reason” for you to terminate your employment shall exist if any of the following events occur without your prior written consent: (i) your assignment to materially reduced duties and responsibilities or a material adverse change in the reporting structure applicable to you; (ii) a material reduction of your Base Salary, target bonus opportunity, equity incentives or in benefits; (iii) a relocation of the geographical location at which you must perform services that increases your one-way commute by more than 25 miles; or (iv) a material breach of this Agreement by the Company or a material breach by the Company of any other material provision of any other written agreement between you and the Company; provided that you must (1) provide written notice to the Board within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such 30-day period, your resignation is effective not later than 90 days after the expiration of the cure period.

The Severance Benefits are conditional upon (a) your continuing to comply with your obligations with respect to confidential information; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form reasonably acceptable to the Company within 60 days following your termination date. The salary continuation payments described in the above paragraph will be paid in substantially equal installments on the Company’s regular payroll schedule subject to standard deductions and withholdings over the period following termination; provided, however, that no payments will be made prior to the 60th day following your termination, and the first payment shall include all portions of the payments that would have been paid during the 60-day period.

In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any provisions of this Agreement and no amounts payable to you under this Section 9 shall be reduced by compensation you earn on account of employment with another employer.

10.         Section 409A. It is intended that this Agreement and all payments and benefits provided hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent Code Section 409A is applicable to this Agreement and any such payments and benefits, the parties intend that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a "deferral of compensation," within the meaning of Treasury Regulation Section 1.409A-1(b), (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (y) such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

11.         Miscellaneous. This letter, together with your Employee Confidential Information and Inventions Assignment Agreement and your Indemnification Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by you and a member of the Board. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of Arizona.

[Remainder of page intentionally left blank]

Please sign and date this letter, and return them to me if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

SenesTech, inc.

/s/ Jamie Bechtel
Jamie Bechtel
On behalf of the Board of Directors

Understood and Accepted:

/s/ Ken Siegel	5/16/2019
Ken Siegel	Date

Exhibit A

Indemnification Agreement